Exhibit 99.1

News release: IMMEDIATE RELEASE

Ally Financial Reports Second Quarter 2025 Financial Results

$1.04	10.7%	$436 million	$2.1 billion
GAAP EPS	RETURN ON COMMON EQUITY	PRE-TAX INCOME	GAAP TOTAL NET REVENUE

$0.99	13.6%	$418 million	$2.1 billion
ADJUSTED EPS[1]	CORE ROTCE[1]	CORE PRE-TAX INCOME[1]	ADJUSTED TOTAL NET REVENUE[1]

FINANCIAL HIGHLIGHTS

•	GAAP EPS of $1.04 and Adjusted EPS of $0.99, up 68% and 36% year over year, respectively

•	Pre-tax income of $436 million, up $157 million year over year. Core pre-tax income of $418 million, up $96 million year over year

•	NIM ex. OID[1] of 3.45% is up 10 bps quarter over quarter

•	Common equity tier 1 ratio of 9.9% increased 38 bps quarter over quarter | Fully phased-in AOCI CET1 of 7.6%

•	Closed the sale of Credit Card on April 1 | Generated 40 bps of CET1, 20 bps recognized in 1Q, 20 bps recognized at closing

OPERATIONAL HIGHLIGHTS

•	$11.0 billion of consumer auto originations sourced from a record 3.9 million consumer auto applications

•	Retail auto originated yield[1] of 9.82% with 42% of volume within the highest credit quality tier

•	175 bps retail auto net charge-offs, down 6 bps year over year

•	Insurance written premiums of $349 million, up 2% year over year & up 6% year over year excl. impacts of excess of loss reinsurance

•	$143 billion of retail deposits | 92% FDIC insured | 88% core deposit funded

•	65 consecutive quarters of retail deposit customer growth, up 30 thousand in 2Q | Now serving 3.4 million customers

•	Corporate Finance HFI portfolio of $11.0 billion | Continued strong returns with 2Q ROE of 31%

CEO COMMENTS

“I am encouraged and energized by the progress we have made as an organization over the first half of the year. Our results demonstrate sound strategic positioning and disciplined execution, contributing to an improving financial trajectory. These results reflect the power of focus from our 10,000+ colleagues and our ongoing commitment to unlocking the full potential of our core franchises," said Chief Executive Officer, Michael Rhodes. "This unified focus strengthens my conviction in the path toward improved returns and long-term shareholder value creation.

Our Dealer Financial Services business continued its strong trajectory, with a record 3.9 million decisioned consumer applications, driving $11.0 billion in originations. In Insurance, average dealer inventory exposure rose by 23% year over year to $48 billion as we continue to expand new relationships and leverage synergies with our Auto Finance business.

Corporate Finance once again stood out, generating a strong 31% ROE and ending the quarter with zero net charge-offs and no new loans moving to non-accrual - underscoring the team's disciplined approach to growth and risk management.

At Ally Bank, we serve an all-time high of 3.4 million customers, marking 65 consecutive quarters of growth in our customer base. We ended the quarter with deposit balances of $143 billion - 92% of which are FDIC insured - reinforcing our position as the nation's largest all-digital bank.

Looking ahead, I am confident in the momentum across each of our businesses. With market-leading franchises, a powerful brand, and a culture that sets us apart, Ally is operating from a position of strength. While we remain mindful of the macro environment, our focus remains squarely on disciplined execution to consistently deliver strong results and generate more compelling returns over time."

Second Quarter 2025 Financial Results

				Increase / (Decrease) vs.
($ millions except per share data)	2Q 25	1Q 25	2Q 24	1Q 25	2Q 24
GAAP Net Income (Loss) Attributable to Common Shareholders	$324	$(253)	$191	228%	70%
Core Net Income Attributable to Common Shareholders[1]	$309	$179	$224	73%	38%

GAAP Earnings per Common Share (basic or diluted as applicable)	$1.04	$(0.82)	$0.62	227%	68%
Adjusted EPS[1]	$0.99	$0.58	$0.73	71%	36%

Return on GAAP Shareholder’s Equity	10.7%	(8.6)%	6.8%	225%	59%
Core ROTCE[1]	13.6%	8.3%	10.7%	64%	27%

GAAP Common Shareholder’s Equity per Share	$39.71	$38.77	$37.34	2%	6%
Adjusted Tangible Book Value per Share[1]	$37.30	$35.95	$33.01	4%	13%

GAAP Total Net Revenue	$2,082	$1,541	$2,022	35%	3%
Adjusted Total Net Revenue[1]	$2,064	$2,065	$2,064	0%	0%

[1]

The following are non-GAAP financial measures which Ally believes are important to the reader of the Consolidated Financial Statements, but which are supplemental to and not a substitute for GAAP measures: Adjusted Earnings per Share (Adjusted EPS), Adjusted Total Net Revenue, Core Pre-Tax Income, Core Net Income Attributable to Common Shareholders, Core OID, Core Return on Tangible Common Equity (Core ROTCE), Estimated Retail Auto Originated Yield, Tangible Common Equity, Net Financing Revenue (excluding Core OID) and Adjusted Tangible Book Value per Share (Adjusted TBVPS). These measures are used by management and we believe are useful to investors in assessing the company’s operating performance and capital. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this release.

Discussion of Second Quarter 2025 Results

Net income attributable to common shareholders was $324 million in the quarter, compared to $191 million in the second quarter of 2024.

Net financing revenue was $1.5 billion, down $1 million year over year. Net interest margin (“NIM”) of 3.41% and net interest margin excluding core OIDA of 3.45% were both up 9 bps year over year.

Other revenue increased $61 million year over year to $566 million due to a $35 million increase in fair value of equity securities in the quarter compared to a $28 million decrease in the second quarter of 2024. Adjusted other revenueA of $531 million decreased $2 million year over year as the removal of fee-related income from the sale of Credit Card and the wind-down of the consumer mortgage portfolio was mostly offset by momentum across diversified revenue streams including Insurance, SmartAuction, and Passthrough programs.

Provision for credit losses decreased $73 million year over year to $384 million, primarily driven by the sale of Credit Card and lower retail auto net charge-offs.

Noninterest expense decreased $24 million year over year, primarily driven by the sale of Credit Card and our ongoing commitment to prudent expense management, as evidenced by the seventh consecutive quarter with a year over year decline of controllable expenses.

A	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

Second Quarter 2025 Financial Results

				Increase/(Decrease) vs.
($ millions except per share data)	2Q 25	1Q 25	2Q 24	1Q 25	2Q 24
(a) Net Financing Revenue	$1,516	$1,478	$1,517	$38	$(1)
Core OID[1]	16	16	14	1	2

Net Financing Revenue (excluding Core OID)[1]	1,532	1,494	1,531	39	1
(b) Other Revenue	566	63	505	503	61
Repositioning[3]	—	495	—	(495)	—
Change in Fair Value of Equity Securities[2]	(35)	13	28	(47)	(63)

Adjusted Other Revenue[1]	531	571	533	(40)	(2)
(c) Provision for Credit Losses	384	191	457	193	(73)
Repositioning[3]	—	306	—	(306)	—
Adjusted Provision for Credit Losses[1]	384	497	457	(113)	(73)

(d) Noninterest Expense	1,262	1,634	1,286	(372)	(24)
Repositioning[3]	—	(314)	—	314	—

Adjusted Noninterest Expense[1]	1,262	1,320	1,286	(58)	(24)

Pre-Tax Income (loss) (a+b-c-d)	$436	$(284)	$279	$720	$157
Income Tax Expense (Benefit)	84	(59)	60	143	24
Net Income (Loss) from Discontinued Operations	—	—	—	—	—

Net Income (Loss)	$352	$(225)	$219	$577	$133
Preferred Dividends	28	28	28	—	—

Net Income (Loss) Attributable to Common Shareholders	$324	$(253)	$191	$577	$133

GAAP EPS (basic or diluted, as applicable)	$1.04	$(0.82)	$0.62	$1.85	$0.42
Core OID, Net of Tax[1]	0.04	0.04	0.04	0.00	0.01
Change in Fair Value of Equity Securities, Net of Tax[2]	(0.09)	0.03	0.07	(0.12)	(0.16)
Repositioning, Discontinued Ops., and Other, Net of Tax[3]	0.00	1.33	—	(1.33)	0.00

Adjusted EPS[1]	$0.99	$0.58	$0.73	$0.41	$0.26

(1)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.
(2)

Impacts the Insurance, Corporate Finance and Corporate and Other segments. The change reflects fair value adjustments to equity securities that are reported at fair value. Management believes the change in fair value of equity securities should be removed from select financial measures because it enables the reader to better understand the business’s ongoing ability to generate revenue and income.

(3)	Contains non-GAAP financial measures and other financial measures. See pages 5 and 6 for definitions.

Pre-Tax Income by Segment

				Increase/(Decrease) vs.
($ millions)	2Q 25	1Q 25	2Q 24	1Q 25	2Q 24
Automotive Finance	$472	$375	$584	$97	$(112)
Insurance	28	2	(40)	26	68

Dealer Financial Services	$500	$377	$544	$123	$(44)
Corporate Finance	96	76	109	20	(13)
Corporate and Other	(160)	(737)	(374)	577	214

Pre-Tax Income (Loss) from Continuing Operations	$436	$(284)	$279	$720	$157

Core OID[1]	16	16	14	1	2
Change in Fair Value of Equity Securities[2,3]	(35)	13	28	(47)	(63)
Repositioning and Other[3]	—	503	—	(503)	—

Core Pre-Tax Income[1]	$418	$247	$321	$170	$96

(1)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.
(2)

Change in fair value of equity securities primarily impacts the Insurance, Corporate Finance, and Corporate and Other segments. Reflects equity fair value adjustments which requires change in the fair value of equity securities to be recognized in current period net income.

(3)	Contains non-GAAP financial measures and other financial measures. See pages 5 and 6 for definitions.

Discussion of Segment Results

Auto Finance

Pre-tax income of $472 million was down $112 million year over year, driven by lower net financing revenue.

Net financing revenue of $1.3 billion was down $92 million year over year, primarily driven by lower lease gains and lower commercial assets. Ally’s retail auto portfolio yield, excluding the impact from hedges, increased 33 bps year over year to 9.19% as the portfolio continues to turn over and benefit from higher yielding vintages.

Provision for credit losses of $387 million was up $4 million year over year, driven by CECL reserve build on portfolio growth, partially offset by lower retail auto credit losses. The retail auto net charge-off rate was 1.75%, down 6 bps year over year. Retail auto delinquencies 30+ days past due, inclusive of non-accrual loans, decreased 24 bps year over year to 4.88%, representing the first year over year improvement since 2021.

Noninterest expense of $532 million was up $20 million year over year primarily driven by servicing-related expenses.

Consumer auto originations of $11.0 billion included $6.7 billion of used retail volume, or 61% of total originations, $3.2 billion of new retail volume, and $1.1 billion of lease. Estimated retail auto originated yieldB was 9.82% in the quarter with 42% of originations in our highest credit quality tier, representing 9 consecutive quarters of more than 40% of volume in our highest credit quality tier.

End-of-period auto earning assets of $113.4 billion decreased $3.6 billion year over year. End-of-period consumer auto earning assets of $92.4 billion increased $0.6 billion year over year driven by higher retail assets. End-of-period commercial earning assets of $21.1 billion were down $4.2 billion year over year, driven by lower new vehicle inventory.

Insurance

Pre-tax income of $28 million was up $68 million year over year. Results reflect a $58 million increase in the change in fair value of equity securities year over year. Core pre-tax lossC of $2 million increased $10 million year over year, driven by higher investment income.

Insurance losses of $203 million, up $22 million year over year, are reflective of higher weather losses associated with increased P&C inventory exposure.

Written premiums of $349 million, up 2% year over year, were driven by growth in P&C premiums partially offset by an increase in excess of loss reinsurance costs.

Total investment income, excluding the change in fair value of equity securitiesD, was $59 million, up $10 million year over year driven by higher realized investment gains.

B

Estimated Retail Auto Originated Yield is a forward-looking non-GAAP financial measure determined by calculating the estimated average annualized yield for loans originated during the period. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

C	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.
D

Change in the fair value of equity securities to be recognized in current period net income. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

Discussion of Segment Results

Corporate Finance

Pre-tax income of $96 million was down $13 million year over year driven by lower other revenue and net financing revenue.

Net financing revenue of $108 million was down $4 million year over year driven by lower amortized fee income. Other revenue of $19 million was down $11 million year over year driven by higher syndication and fee income in prior periods.

Provision benefit of $2 million was $5 million favorable year over year primarily due to lower specific reserve activity.

Return on equity (ROE) for the quarter was 31%.

The held-for-investment loan portfolio of $11.0 billion is 100% first lien. Criticized assets and non-accrual loan percentages remain near historically low levels at 10% and 1%, respectively.

Capital, Liquidity & Deposits

Capital

Ally paid a $0.30 per share quarterly common dividend, which was unchanged year over year. Ally’s Board of Directors approved a $0.30 per share common dividend for the third quarter of 2025. Ally did not repurchase any shares on the open market during the quarter.

Ally’s common equity tier 1 (CET1) capital ratio was 9.9%. The sale of Credit Card closed on April 1, generating 40 bps of CET1 in total, 20 bps recognized in 1Q with an additional 20 bps recognized at closing on April 1.

Risk weighted assets (RWA) of $151.4 billion were down $2.3 billion quarter over quarter due to the sale of Credit Card.

Liquidity & Funding

Cash and cash equivalentsE totaled $10.0 billion. Highly liquid securities were $19.2 billion and unused pledged borrowing capacity at the FHLB and FRB was $10.7 billion and $26.9 billion, respectively. Total current available liquidityF was $66.8 billion, 5.9x uninsured deposit balances.

Deposits represented 88% of Ally’s funding portfolio.

Deposits

Retail deposits of $143.2 billion were up $1.1 billion year over year, and down $2.9 billion quarter over quarter driven by seasonal tax outflows. Total deposits were $147.9 billion and Ally maintained an industry-leading customer retention rateG.

The average retail portfolio deposit rate was 3.58%, down 60 bps year over year and down 17 bps quarter over quarter.

Ally Bank added 30 thousand net new deposit customers, totaling 3.4 million, up 5% year over year. Millennials and younger customers continue to comprise the largest generation segment of new customers, accounting for 75% of new customers in the quarter.

E

Cash & cash equivalents may include the restricted cash accumulation for retained notes maturing within the following 30 days and returned to Ally on the distribution date. See page 17 of the Financial Supplement for more details.

F

Total liquidity includes cash & cash equivalents, highly liquid securities and current unused borrowing capacity at the FHLB, and FRB Discount Window. See page 17 of the Financial Supplement for more details.

G	See definitions of non-GAAP financial measures and other key terms later in this document for more details.

Definitions of Non-GAAP Financial Measures and Other Key Terms

Ally believes the non-GAAP financial measures defined here are important to the reader of the Consolidated Financial Statements, but these are supplemental to and not a substitute for GAAP measures. See Reconciliation to GAAP below for calculation methodology and details regarding each measure.

Adjusted earnings per share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income attributable to common shareholders is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and other discontinued operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash Core OID, (3) adjusts for tax-effected repositioning and other which are primarily related to the extinguishment of high-cost legacy debt, strategic activities and significant other one-time items, (4) change in fair value of equity securities, (5) excludes significant discrete tax items that do not relate to the operating performance of the core businesses, and adjusts for preferred stock capital actions that have been taken by the company to normalize its capital structure, as applicable for respective periods. See page 6 for calculation methodology and details.

Core Return on Tangible Common Equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that supports core operations. For purposes of this calculation, tangible common equity is adjusted for Core OID balance and net DTA. Ally’s Core net income attributable to common shareholders for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for significant discrete tax items including tax reserve releases, which aligns with the methodology used in calculating adjusted earnings per share.

(1)

In the numerator of Core ROTCE, GAAP net income attributable to common shareholders is adjusted for discontinued operations net of tax, tax-effected Core OID, tax-effected repositioning and other which are primarily related to the extinguishment of high-cost legacy debt, strategic activities and significant other one-time items, change in fair value of equity securities, significant discrete tax items, and preferred stock capital actions, as applicable for respective periods.

(2)	In the denominator, GAAP shareholder’s equity is adjusted for goodwill and identifiable intangibles net of DTL, Core OID balance, and net DTA.

Adjusted Efficiency Ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of Adjusted Efficiency Ratio, total noninterest expense is adjusted for Rep and warrant expense, Insurance segment expense, and repositioning and other which are primarily related to the extinguishment of high-cost legacy debt, strategic activities and significant other one-time items, as applicable for respective periods. In the denominator, total net revenue is adjusted for Core OID and Insurance segment revenue. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Adjusted Tangible Book Value per Share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity attributable to shareholders even if Core OID balance were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. Adjusted TBVPS generally adjusts common equity for: (1) goodwill and identifiable intangibles, net of DTLs, and (2) tax-effected Core OID balance to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered, as applicable for respective periods.

Core Net Income Attributable to Common Shareholders is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core Net Income Attributable to Common Shareholders adjusts GAAP net income attributable to common shareholders for discontinued operations net of tax, tax-effected Core OID expense, tax-effected repositioning and other primarily related to the extinguishment of high-cost legacy debt and strategic activities and significant other, preferred stock capital actions, significant discrete tax items and tax-effected changes in equity investments measured at fair value, as applicable for respective periods. See Reconciliation to GAAP on page 6 for calculation methodology and details.

Core Original Issue Discount (Core OID) Amortization Expense is a non-GAAP financial measure for OID, and is believed by management to help the reader better understand the activity removed from: Core pre-tax income (loss), Core net income (loss) attributable to common shareholders, Adjusted EPS, Core ROTCE, Adjusted efficiency ratio, Adjusted total net revenue, and Net financing revenue (excluding Core OID). Core OID is primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Outstanding Original Issue Discount Balance (Core OID balance) is a non-GAAP financial measure for outstanding OID and is believed by management to help the reader better understand the balance removed from Core ROTCE and Adjusted TBVPS. Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Pre-Tax Income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations by excluding (1) Core OID, and (2) change in fair value of equity securities (change in fair value of equity securities impacts the Insurance and Corporate Finance segments), and (3) Repositioning and other which are primarily related to the extinguishment of high-cost legacy debt, strategic activities and significant other one-time items, as applicable for respective periods or businesses. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See the Pre-Tax Income by Segment Table on page 3 for calculation methodology and details.

Tangible Common Equity is a non-GAAP financial measure that is defined as common stockholders’ equity less goodwill and identifiable intangible assets, net of deferred tax liabilities. Ally considers various measures when evaluating capital adequacy, including Tangible Common Equity. Ally believes that Tangible Common Equity is important because we believe readers may assess our capital adequacy using this measure. Additionally, presentation of this measure allows readers to compare certain aspects of our capital adequacy on the same basis to other companies in the industry. For purposes of calculating Core Return on Tangible Common Equity (Core ROTCE), Tangible Common Equity is further adjusted for Core OID balance and net deferred tax asset. See page 6 for calculation methodology & details.

Net Interest Margin (excluding Core OID) is calculated using a non-GAAP measure that adjusts net interest margin by excluding Core OID. The Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. Management believes net interest margin ex. Core OID is a helpful financial metric because it enables the reader to better understand the business’ profitability and margins.

Net Financing Revenue (excluding Core OID) is calculated using a non-GAAP measure that adjusts net financing revenue by excluding Core OID. The Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. Management believes net financing revenue ex. Core OID is a helpful financial metric because it enables the reader to better understand the business’ ability to generate revenue.

Adjusted Other Revenue is a non-GAAP financial measure that adjusts GAAP other revenue for OID expenses, repositioning, and change in fair value of equity securities. Management believes adjusted other revenue is a helpful financial metric because it enables the reader better understand the business’ ability to generate other revenue.

Adjusted Total Net Revenue is a non-GAAP financial measure that management believes is helpful for readers to understand the ongoing ability of the company to generate revenue. For purposes of this calculation, GAAP net financing revenue is adjusted by excluding Core OID to calculate net financing revenue ex. core OID. GAAP other revenue is adjusted for OID expenses, repositioning, and change in fair value of equity securities to calculate adjusted other revenue. Adjusted total net revenue is calculated by adding net financing revenue ex. core OID to adjusted other revenue.

Adjusted Noninterest Expense is a non-GAAP financial measure that adjusts GAAP noninterest expense for repositioning items. Management believes adjusted noninterest expense is a helpful financial metric because it enables the reader to better understand the business’ expenses excluding nonrecurring items.

Adjusted Provision for Credit Losses is a non-GAAP financial measure that adjusts GAAP provision for credit losses for repositioning items. Management believes adjusted provision for credit losses is a helpful financial metric because it enables the reader to better understand the business’s expenses excluding nonrecurring items.

Estimated Retail Auto Originated Yield is a financial measure determined by calculating the estimated average annualized yield for loans originated during the period. At this time there currently is no comparable GAAP financial measure for Estimated Retail Auto Originated Yield and therefore this forecasted estimate of yield at the time of origination cannot be quantitatively reconciled to comparable GAAP information.

Net Charge-Off Ratios are annualized net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale.

Accelerated issuance expense (Accelerated OID) is the recognition of issuance expenses related to calls of redeemable debt.

Customer retention rate is the annualized 3-month rolling average of 1 minus the monthly attrition rate; excludes escheatment.

Repositioning is primarily related to the extinguishment of high-cost legacy debt, strategic activities, restructuring, and significant other one-time items.

Corporate and Other primarily consists of activity related to centralized corporate treasury activities such as management of the cash and corporate investment securities and loan portfolios, short- and long-term debt, retail and brokered deposit liabilities, derivative instruments, the amortization of the discount associated with new debt issuances and bond exchanges, and the residual impacts of our corporate FTP and treasury ALM activities. Corporate and Other also includes certain equity investments, the management of our consumer mortgage portfolio, and reclassifications and eliminations between the reportable operating segments. Subsequent to June 1, 2016, the revenue and expense activity associated with Ally Invest was included within the Corporate and Other segment. Subsequent to October 1, 2019, the revenue and expense activity associated with Ally Lending was included within the Corporate and Other segment. Ally Lending was moved to Assets of Operations Held for Sale on December 31, 2023. The sale of Ally Lending closed on March 1, 2024. Subsequent to December 1, 2021, the revenue and expense activity associated with Ally Credit Card was included within the Corporate and Other segment. Ally Credit Card was moved to Assets of Operations Held for Sale on March 31, 2025. The sale of Ally Credit Card closed on April 1, 2025.

Change in fair value of equity securities impacts the Insurance, Corporate Finance and Corporate and Other segments. The change reflects fair value adjustments to equity securities that are reported at fair value. Management believes the change in fair value of equity securities should be removed from select financial measures because it enables the reader to better understand the business’ ongoing ability to generate revenue and income.

Estimated impact of CECL on regulatory capital per final rule issued by U.S. banking agencies – In December 2018, the FRB and other U.S. banking agencies approved a final rule to address the impact of CECL on regulatory capital by allowing BHCs and banks, including Ally, the option to phase in the day-one impact of CECL over a three-year period. In March 2020, the FRB and other U.S. banking agencies issued an interim final rule that became effective on March 31, 2020 and provided an alternative option for banks to temporarily delay the impacts of CECL, relative to the incurred loss methodology for estimating the allowance for loan losses, on regulatory capital. A final rule that was largely unchanged from the March 2020 interim final rule was issued by the FRB and other U.S. banking agencies in August 2020, and became effective in September 2020. For regulatory capital purposes, these rules permitted us to delay recognizing the estimated impact of CECL on regulatory capital until after a two-year deferral period, which for us extended through December 31, 2021. Beginning on January 1, 2022, we are required to phase in 25% of the previously deferred estimated capital impact of CECL, with an additional 25% to be phased in at the beginning of each subsequent year until fully phased in by the first quarter of 2025. Under these rules, firms that adopt CECL and elect the five-year transition will calculate the estimated impact of CECL on regulatory capital as the day-one impact of adoption plus 25% of the subsequent change in allowance during the two-year deferral period, which according to the final rule approximates the impact of CECL relative to an incurred loss model. We adopted this transition option during the first quarter of 2020, and phased in the regulatory capital impacts of CECL from January 1, 2022, to January 1, 2025, based on this five-year transition period.

Reconciliation to GAAP

Adjusted Earnings per Share

Numerator ($ millions)		2Q 25	1Q 25	2Q 24
GAAP Net Income (Loss) Attributable to Common Shareholders		$324	$(253)	$191
Discontinued Operations, Net of Tax		—	—	—
Core OID		16	16	14
Repositioning and Other		—	503	—
Change in the Fair Value of Equity Securities		(35)	13	28
Tax on: Core OID, Repo, & Change in Fair Value of Equity Securities (21% tax rate)		4	(99)	(9)
Significant Discrete Tax Items		—	—	—

Core Net Income Attributable to Common Shareholders	[a]	$309	$179	$224

Denominator
Weighted-Average Common Shares Outstanding (basic or diluted as applicable, thousands)	[b]	312,434	309,006	309,886

Adjusted EPS	[a] ÷ [b]	$0.99	$0.58	$0.73

Core Return on Tangible Common Equity (ROTCE)

Numerator ($ millions)		2Q 25	1Q 25	2Q 24
GAAP Net Income (Loss) Attributable to Common Shareholders		$324	$(253)	$191
Discontinued Operations, Net of Tax		—	—	—
Core OID		16	16	14
Repositioning and Other		—	503	—
Change in Fair Value of Equity Securities		(35)	13	28
Tax on: Core OID, Repo, & Change in Fair Value of Equity Securities (21% tax rate)		4	(99)	(9)
Significant Discrete Tax Items		—	—	—

Core Net Income Attributable to Common Shareholders	[a]	$309	$179	$224

Denominator (Average, $ millions)
GAAP Shareholder’s Equity		$14,390	$14,068	$13,640
Preferred Equity		(2,324)	(2,324)	(2,324)

GAAP Common Shareholder’s Equity		$12,066	11,744	$11,316
Goodwill & Identifiable Intangibles, Net of Deferred Tax Liabilities (DTLs)		(241)	(449)	(717)

Tangible Common Equity		$11,824	$11,295	$10,599
Core OID Balance		(713)	(729)	(773)
Net Deferred Tax Asset (DTA)		(2,004)	(1,923)	(1,472)

Normalized Common Equity	[b]	$9,107	$8,644	$8,354

Core Return on Tangible Common Equity	[a] ÷ [b]	13.6%	8.3%	10.7%

Adjusted Tangible Book Value per Share

Numerator ($ millions)		2Q 25	1Q 25	2Q 24
GAAP Shareholder’s Equity		$14,547	$14,232	$13,699
Preferred Equity		(2,324)	(2,324)	(2,324)

GAAP Common Shareholder’s Equity		$12,223	$11,908	$11,375
Goodwill and Identifiable Intangible Assets, Net of DTLs		(187)	(295)	(713)

Tangible Common Equity		12,036	11,613	10,662
Tax-effected Core OID Balance (21% tax rate)		(557)	(570)	(605)

Adjusted Tangible Book Value	[a]	$11,479	$11,044	$10,057
Denominator
Issued Shares Outstanding (period-end, thousands)	[b]	307,787	307,152	304,656
Metric
GAAP Common Shareholder’s Equity per Share		$39.71	$38.77	$37.34
Goodwill and Identifiable Intangible Assets, Net of DTLs per Share		(0.61)	(0.96)	(2.34)

Tangible Common Equity per Share		$39.10	$37.81	$35.00
Tax-effected Core OID Balance (21% tax rate) per Share		(1.81)	(1.85)	(1.99)

Adjusted Tangible Book Value per Share	[a] ÷ [b]	$37.30	$35.95	$33.01

Adjusted Efficiency Ratio

Numerator ($ millions)		2Q 25	1Q 25	2Q 24
GAAP Noninterest Expense		$1,262	$1,634	$1,286
Insurance Expense		(424)	(392)	(405)
Repositioning and Other		—	(314)	—

Adjusted Noninterest Expense for Adjusted Efficiency Ratio	[a]	$838	$928	$881
Denominator ($ millions)
Total Net Revenue		$2,082	$1,541	$2,022
Core OID		16	16	14
Repositioning Items		—	495	—
Insurance Revenue		(452)	(394)	(365)

Adjusted Net Revenue for Adjusted Efficiency Ratio	[b]	$1,646	$1,658	$1,671
Adjusted Efficiency Ratio	[a] ÷ [b]	50.9%	56.0%	52.7%

Original Issue Discount Amortization Expense ($ millions)

	2Q 25	1Q 25	2Q 24
GAAP Original Issue Discount Amortization Expense	$18	$18	$17
Other OID	(2)	(3)	(3)

Core Original Issue Discount (Core OID) Amortization Expense	$16	$16	$14

Outstanding Original Issue Discount Balance ($ millions)

	2Q 25	1Q 25	2Q 24
GAAP Outstanding Original Issue Discount Balance	$(727)	$(745)	$(797)
Other Outstanding OID Balance	22	24	31

Core Outstanding Original Issue Discount Balance (Core OID Balance)	$(705)	$(721)	$(766)

($ millions)
Net Financing Revenue (Excluding Core OID)		2Q 25	1Q 25	2Q 24
GAAP Net Financing Revenue	[w]	$1,516	$1,478	$1,517
Core OID		16	16	14

Net Financing Revenue (Excluding Core OID)	[a]	$1,532	$1,494	$1,531

Adjusted Other Revenue		2Q 25	1Q 25	2Q 24
GAAP Other Revenue	[x]	$566	$63	$505
Accelerated OID & Repositioning Items		—	495	—
Change in Fair Value of Equity Securities		(35)	13	28

Adjusted Other Revenue	[b]	$531	$571	$533

Adjusted Total Net Revenue		2Q 25	1Q 25	2Q 24
Adjusted Total Net Revenue	[a]+[b]	$2,064	$2,065	$2,064

Adjusted Provision for Credit Losses		2Q 25	1Q 25	2Q 24
GAAP Provision for Credit Losses	[y]	$384	$191	$457
Repositioning		—	306	—

Adjusted Provision for Credit Losses	[c]	$384	$497	$457

Adjusted Noninterest Expense		2Q 25	1Q 25	2Q 24
GAAP Noninterest Expense	[z]	$1,262	$1,634	$1,286
Repositioning		—	(314)	—

Adjusted Noninterest Expense	[d]	$1,262	$1,320	$1,286

Core Pre-Tax Income		2Q 25	1Q 25	2Q 24
Pre-Tax Income (Loss)	[w]+[x]-[y]-[z]	$436	$(284)	$279

Core Pre-Tax Income	[a]+[b]-[c]-[d]	$418	$247	$321

Insurance Non-GAAP Walk to Core Pre-Tax Income

($ millions)	2Q 2025			2Q 2024
	GAAP	Change in the fair value of equity securities	Non-GAAP[1]	GAAP	Change in the fair value of equity securities	Non-GAAP[1]
Insurance
Premiums, Service Revenue Earned and Other	$363	$—	$363	$344	$—	$344
Losses and Loss Adjustment Expenses	203	—	203	181	—	181
Acquisition and Underwriting Expenses	221	—	221	224	—	224
Investment Income and Other	89	(30)	59	21	28	49

Pre-Tax Income from Continuing Operations	$28	$(30)	$(2)	$(40)	$28	$(12)

[1]	Non-GAAP line items walk to Core Pre-Tax Income, a non-GAAP financial measure that adjusts Pre-Tax Income.

Additional Financial Information

For additional financial information, the second quarter 2025 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a financial services company with the nation’s largest all-digital bank and an industry-leading auto financing business, driven by a mission to “Do It Right” and be a relentless ally for customers and communities. The company serves customers with deposits and securities brokerage and investment advisory services as well as auto financing and insurance offerings. The company also includes a seasoned corporate finance business that offers capital for equity sponsors and middle-market companies. For more information, please visit www.ally.com.

For more information and disclosures about Ally, visit https://www.ally.com/#disclosures.

For further images and news on Ally, please visit http://media.ally.com.

Forward-Looking Statements

This earnings release and related communications should be read in conjunction with the financial statements, notes, and other information contained in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. This information is preliminary and based on company and third-party data available at the time of the release or related communication.

This earnings release and related communications contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts—such as statements about the outlook for financial and operating metrics and performance and future capital allocation and actions. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. In particular, forward-looking statements about Ally’s outlook, including expectations regarding net interest margin, adjusted other revenue, net-charge offs, non-interest expenses and average earning assets, and other forward-looking statements are based on our current expectations and are subject to various important factors that could cause actual results to differ materially, including general economic conditions, expectations regarding interest rates and inflation, monetary and fiscal policies in the United States and other jurisdictions, the composition of our balance sheet, including with respect to our loan and securities portfolios, the impact of our strategic initiatives, including recent initiatives involving our Credit Card and Mortgage operations, demand for new and used vehicles, demand for auto loans and leases and the impact of escalating tariffs and other trade policies on us, our customers and our strategic partners, and the economic impacts, volatility and uncertainty resulting therefrom.

You should not rely on any forward-looking statement as a prediction or guarantee about the future. Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward-looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements are described above and in our Annual Report on Form 10-K for the year ended December 31, 2024, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our “SEC filings”).

Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent SEC filings.

This earnings release and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to U.S. generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in the release.

Unless the context otherwise requires, the following definitions apply. The term “loans” means the following consumer and commercial products associated with our direct and indirect financing activities: loans, retail installment sales contracts, lines of credit, and other financing products excluding operating leases. The term “operating leases” means consumer- and commercial-vehicle lease agreements where Ally is the lessor and the lessee is generally not obligated to acquire ownership of the vehicle at lease-end or compensate Ally for the vehicle’s residual value. The terms “lend,” “finance,” and “originate” mean our direct extension or origination of loans, our purchase or acquisition of loans, or our purchase of operating leases, as applicable. The term “consumer” means all consumer products associated with our loan and operating-lease activities and all commercial retail installment sales contracts. The term “commercial” means all commercial products associated with our loan activities, other than commercial retail installment sales contracts. The term “partnerships” means business arrangements rather than partnerships as defined by law.

Contacts:
Sean Leary	Peter Gilchrist
Ally Investor Relations	Ally Communications (Media)
704-444-4830	704-644-6299
sean.leary@ally.com	peter.gilchrist@ally.com